Exhibit 10.1

EXECUTION VERSION

$3,500,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 14, 2025

among

ONEOK, INC.,

as the Borrower,

CITIBANK, N.A.,
as Administrative Agent, a Swing Line Lender and an L/C Issuer,

and

The Other Lenders, Swing Line Lenders and L/C Issuers Party Hereto

_________________________

BANK OF AMERICA, N.A.,

as Syndication Agent

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH,

BARCLAYS BANK PLC,

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.,

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents

CITIBANK, N.A.,

Bofa securities, inc.,

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH,

BARCLAYS BANK PLC,

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.,

TD Securities (USA) LLC,

Wells Fargo Securities, LLC,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	29
1.03	Accounting Terms	30
1.04	Rounding	30
1.05	References to Agreements and Laws	30
1.06	Times of Day	30
1.07	Letter of Credit Amounts	31
1.08	Interest Rates	31
1.09	Divisions	31

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS		31

2.01	Committed Loans	31
2.02	Borrowings, Conversions and Continuations of Loans	32
2.03	Reserved	33
2.04	Letters of Credit	33
2.05	Swing Line Loans	42
2.06	Prepayments	45
2.07	Termination or Reduction of Commitments	46
2.08	Repayment of Loans	46
2.09	Interest	46
2.10	Fees	47
2.11	Computation of Interest and Fees	47
2.12	Evidence of Debt	47
2.13	Payments Generally	48
2.14	Sharing of Payments	49
2.15	Extension of Maturity Date	50
2.16	Increase in Commitments	51
2.17	Defaulting Lenders	52

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		54

3.01	Taxes.	54
3.02	Illegality	58
3.03	Inability to Determine Rates	58
3.04	Increased Costs	60
3.05	Compensation for Losses	61
3.06	Mitigation Obligations; Replacement of Lenders	62
3.07	Survival	62

ARTICLE IV. CONDITIONS PRECEDENT TO CLOSING DATE		62

4.01	Conditions to Effectiveness of this Agreement (Closing Date)	62
4.02	Conditions to all Credit Extensions	64

i

ARTICLE V. REPRESENTATIONS AND WARRANTIES		64

5.01	Existence, Qualification and Power	64
5.02	Authorization; No Contravention	65
5.03	Governmental Authorization; Other Consents	65
5.04	Binding Effect	65
5.05	Financial Statements	65
5.06	Litigation	65
5.07	Environmental Compliance	66
5.08	Taxes	66
5.09	ERISA Compliance	66
5.10	Margin Regulations; Investment Company Act	67
5.11	Disclosure	67
5.12	Compliance with Laws	67
5.13	Solvency.	67
5.14	OFAC	68
5.15	Anti-Corruption Laws	68
5.16	Affected Financial Institution	68

ARTICLE VI. AFFIRMATIVE COVENANTS		68

6.01	Financial Statements	68
6.02	Certificates; Other Information	69
6.03	Notices	70
6.04	Payment of Taxes	70
6.05	Preservation of Existence, Etc.	71
6.06	Maintenance of Properties	71
6.07	Maintenance of Insurance	71
6.08	Compliance with Laws	71
6.09	Books and Records.	71
6.10	Inspection Rights	71
6.11	Use of Proceeds	72
6.12	Additional Guarantors	72
6.13	Beneficial Ownership Certification	72

ARTICLE VII. NEGATIVE COVENANTS		73

7.01	Liens	73
7.02	Indebtedness of Subsidiaries	76
7.03	Fundamental Changes	77
7.04	Change in Nature of Business	78
7.05	Transactions with Affiliates	78
7.06	Use of Proceeds	78
7.07	Leverage Ratio	78
7.08	Anti-Corruption Laws	78

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		78

8.01	Events of Default	78
8.02	Remedies Upon Event of Default	80
8.03	Application of Funds	81

ARTICLE IX. ADMINISTRATIVE AGENT		81

9.01	Appointment and Authority	81
9.02	Rights as a Lender	82
9.03	Exculpatory Provisions	82
9.04	Reliance by Administrative Agent	83
9.05	Delegation of Duties	83
9.06	Resignation of Administrative Agent	83
9.07	Non-Reliance on Administrative Agent and Other Lenders	85
9.08	Administrative Agent May File Proofs of Claim	85
9.09	Release of Lien on Cash Collateral Upon Expiration of Letters of Credit	85
9.10	Other Agents; Arrangers and Managers	85
9.11	Erroneous Payments	86

ARTICLE X. MISCELLANEOUS		88

10.01	Amendments, Etc.	88
10.02	Notices and Other Communications; Facsimile Copies	90
10.03	No Waiver; Cumulative Remedies; Enforcement	92
10.04	Expenses; Indemnity; Damage Waiver	92
10.05	Payments Set Aside	94
10.06	Successors and Assigns	94
10.07	Confidentiality	100
10.08	Set-off	101
10.09	Interest Rate Limitation	101
10.10	Reserved	101
10.11	Conflicts	101
10.12	Survival of Representations and Warranties	102
10.13	Severability	102
10.14	Replacement of Lenders	102
10.15	Governing Law	103
10.16	Waiver of Right to Trial by Jury	104
10.17	No Advisory or Fiduciary Responsibility	104
10.18	USA PATRIOT Act Notice	105
10.19	Counterparts; Integration; Effectiveness; Electronic Execution	105
10.20	Release of Guarantors	105
10.21	Entire Agreement	105
10.22	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	106
10.23	Acknowledgement Regarding Any Supported QFCs	106
10.24	Amendment and Restatement	107

SCHEDULES

1.01A	Existing Sale and Leaseback Transactions

1.01B	Existing Letters of Credit

2.01	Commitments and Pro Rata Shares

7.02	Senior Notes of ONEOK Partners; Other Existing Indebtedness

10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Reserved
C	Swing Line Loan Notice
D	Note
E	Compliance Certificate
F	Assignment and Assumption
G	Guaranty Agreement
H	Forms of U.S. Tax Compliance Certificates
I	Guaranty Agreement Joinder

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of February 14, 2025 among ONEOK, INC., an Oklahoma corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and CITIBANK, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer.

The Borrower is party to that certain Amended and Restated Credit Agreement dated as of June 10, 2022, among the Borrower, the lenders party thereto, and Citibank, N.A., as administrative agent (as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of May 26, 2023, and as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”).

The Borrower has requested that the Lenders amend and restate the Existing Credit Agreement and the Lenders have indicated their willingness to do so on the terms, and subject to the conditions, set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Adjustment Period” means a period elected by the Borrower, such election to be exercised by the Borrower by giving notice to the Administrative Agent, beginning with the funding date of the purchase price for any Specified Acquisition and continuing through the earlier of (a) the last day of the second fiscal quarter next succeeding the fiscal quarter in which such funding date occurred or (b) the Borrower’s election to terminate such Acquisition Adjustment Period, such election to be exercised by the Borrower giving notice to the Administrative Agent. When an Acquisition Adjustment Period is in effect, the next Acquisition Adjustment Period may not commence until the termination of such Acquisition Adjustment Period then in effect.

“Added Letter of Credit” has the meaning set forth in Section 2.04(o).

“Adjusted Consolidated EBITDA” means, for the Borrower and its Subsidiaries for any period, the sum of (a) Consolidated EBITDA for such period plus (b) any Material Project EBITDA Adjustments for such period.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Citibank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Second Amended and Restated Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the UK Bribery Act 2010, and other similar anti-corruption legislation enacted or promulgated by any governmental authority having jurisdiction over the Loan Parties or a Subsidiary in other jurisdictions, in each case to the extent applicable to the Loan Parties or a Subsidiary.

“Applicable Rate” means, from time to time, the following percentages, set forth in basis points per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Ratings S&P, Fitch and/or Moody’s	Facility Fee	Applicable Rate for Term SOFR Loans and Letter of Credit Fee	Applicable Rate for Base Rate Loans
1	A-/A3 or better	10.0	90.0	0.0
2	BBB+/Baa1	12.5	100.0	0.0
3	BBB/Baa2	15.0	110.0	10.0
4	BBB-/Baa3	20.0	130.0	30.0
5	BB+/Ba1 or lower	27.5	135.0	35.0

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P, Fitch or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt that is not guaranteed by any other Person other than a Guarantor or subject to any other credit enhancements; provided that (a) if only one Debt Rating is available, such available Debt Rating will govern; (b) if at any time there is more than one Debt Rating and such Debt Ratings are different (i) if three Debt Ratings are available either (x) the majority Debt Rating will govern if two Debt Ratings are the same, or (y) if all three Debt Ratings are different, the Pricing Level will be based on the lower of the two highest Debt Ratings, unless one of the two highest Debt Ratings is two or more Pricing Levels lower than the other, in which case, the Applicable Rate shall be determined by reference to the Pricing Level one rating lower than the higher of the two Debt Ratings and (ii) if only two Debt Ratings are available, the higher Debt Rating will govern (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest), unless one of the Debt Ratings is two or more Pricing Levels lower than the other, in which case, the Applicable Rate shall be determined by reference to the Pricing Level one rating lower than the higher of the two ratings; (c) for any day after the Closing Date when no Debt Rating is in effect, then Pricing Level 5 shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(viii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

If the rating system of S&P, Fitch or Moody’s shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend the foregoing provisions to reflect such changed rating system or the unavailability of Debt Ratings from such rating agency and, pending the effectiveness of any such amendment, the Pricing Level shall be determined by reference to the Debt Rating of such rating agency most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning set forth in Section 10.06(g).

“Arrangers” means Citibank, BofA Securities, Inc., The Bank of Nova Scotia, Houston Branch, Barclays Bank PLC, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., MUFG Bank, Ltd., TD Securities (USA) LLC and Wells Fargo Securities, LLC, each in its capacity as joint lead arranger and joint bookrunner.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F.

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, expenses and disbursements of a single counsel to the Administrative Agent and the Left Lead Arranger.

“Attributable Indebtedness” means, on any date, in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Finance Lease Obligation.

“Audited Financial Statements” means the most recent audited financial statements delivered by the Borrower on or prior to the Closing Date pursuant to Section 6.01(a) of the Existing Credit Agreement.

“Availability Period” means, for any Lender, the period from and including the Closing Date to the earliest of (a) the Maturity Date for such Lender (determined in accordance with Section 2.15), (b) the date of termination of the Aggregate Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code of the United States” means 11 U.S.C. §§ 101 et seq.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank as its “prime rate,” and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1%; provided that, if the Base Rate shall be less than the Floor, such rate shall be zero (0) for all purposes of this Agreement. The “prime rate” is a rate set by Citibank based upon various factors including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Citibank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the relevant Governmental Authority or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the relevant Governmental Authority or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“BHC Act Affiliate” has the meaning specified in Section 10.23(b).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or the state of New York; provided that if such day relates to the Borrowing, conversion or continuation of Term SOFR Loans, such day must also be a U.S. Government Securities Business Day.

“Cash Collateralize” has the meaning specified in Section 2.04(g).

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of the Borrower or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) after the Closing Date becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) the Borrower shall fail to own, directly or indirectly, 100% of the equity interests in the Guarantors.

Notwithstanding the foregoing, “option right” shall not include any securities which any person or group has a right to acquire pursuant to a merger or acquisition agreement, until such right is exercised and such acquisition occurs pursuant to such agreement.

“Citibank” means Citibank, N.A., and its successors.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment), which date shall be set forth in the introductory paragraph hereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, reasonably decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, reasonably decides is necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus without duplication (ii) to the extent deducted in determining Consolidated Net Income for such period, the following: (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) charges, fees and expenses (including any premium and acceleration of fees or discounts) in connection with any Investment, issuance of equity interests or prepayment, purchase, amendment or refinancing of Indebtedness permitted hereunder (in each case, whether or not consummated) for such period, (E) Transaction Expenses with respect to any such period, (F) unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (x) non-cash losses from dispositions not in the ordinary course of business and (y) goodwill or intangible asset impairment), and (G) all other non-cash charges, minus (iii) all non-cash items increasing Consolidated Net Income for such period, determined in each case on a consolidated basis in accordance with GAAP for such period.

For purposes of Section 7.07, (a) if the Borrower or any Subsidiary has acquired any assets or another Person as a Subsidiary (including through the purchase or other acquisition of additional ownership interests in such Person resulting in such Person becoming a Subsidiary) during the relevant period for determining the Leverage Ratio, Consolidated EBITDA shall be calculated after giving pro forma effect thereto, as if such acquisition had occurred on the first day of the relevant period for determining Consolidated EBITDA and (b) for any four quarter period during which any of the Borrower’s or any Subsidiary’s operations constitute discontinued operations, in accordance with GAAP, such discontinued operations shall be excluded from the calculation of Consolidated EBITDA and not given effect in determining Consolidated EBITDA.

“Consolidated Interest Expense” means, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (without duplication) (i) total interest expense, including the interest component of any payments in respect of Finance Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under any Swap Contract (relating to interest rates only) during such period (whether or not actually paid or received during such period), plus (iii) amortization of debt issuance costs, debt discount or premium, plus (iv) other financing fees and expenses incurred by the Borrower or any of its Subsidiaries for such period, including any tender or redemption premiums paid or payable in connection with the purchase, acquisition, repayment, redemption, discharge or defeasance of any Indebtedness.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom (a) the income or loss of any Person accrued prior to the date it became a Subsidiary of the Borrower, or is merged or consolidated with the Borrower or any of its Subsidiaries, (b) any equity interests of the Borrower or any Subsidiary in the earnings of any Person (other than a Subsidiary of the Borrower), but including dividends and similar distributions actually received by the Borrower or its Subsidiaries from any such Person, (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of the organizational documents or Contractual Obligations of, or requirements of Law applicable to, such Subsidiary, (d) any extraordinary gains or losses, and (e) any gains attributable to write-ups of assets.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Borrower and its Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, (ii) current maturities of the Obligations and other long-term debt and (iii) notes payable); and (b) the value, net of any applicable reserves and accumulated amortization, of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with GAAP.

“Consolidated Net Total Debt” means, as of any date of determination, Consolidated Total Debt, less (without duplication) (a) to the extent Loans and/or Unreimbursed Amounts are outstanding in an aggregate principal amount not in excess of $100,000,000, the amount of all unencumbered cash and cash equivalents held by the Borrower and its Subsidiaries on the Borrower’s balance sheet (excluding, for the avoidance of doubt, Cash Collateral) and (b) the amount of all cash and cash equivalents which are proceeds of issuance of notes by the Borrower or any of its Subsidiaries and which are intended to be applied to finance any Specified Acquisition to the extent that such proceeds are held by the Borrower or any such Subsidiary in a segregated account pending such application (or pending the redemption of such notes, in the event that such Specified Acquisition is not consummated), until such time (in the case of this clause (b)) as such proceeds are released from such segregated account.

“Consolidated Net Worth” means, as of any date of determination, consolidated shareholders’ equity, determined in accordance with GAAP, of the Borrower and its Subsidiaries as of that date, adjusted as follows: (a) either (i) less the absolute value of net unrealized gains resulting from Swap Contracts that are recorded by the Borrower in accumulated other comprehensive income (loss) as determined in accordance with GAAP, or (ii) plus the absolute value of net unrealized losses resulting from Swap Contracts that are recorded by the Borrower in accumulated other comprehensive income (loss) as determined in accordance with GAAP; and (b) either (i) less the absolute value of defined benefit plan assets that are recorded by the Borrower in accumulated other comprehensive income (loss) as determined in accordance with GAAP, or (ii) plus the absolute value of defined benefit plan liabilities that are recorded by the Borrower in accumulated other comprehensive income (loss) as determined in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, Indebtedness of the Borrower and its Subsidiaries on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (c) of the definition thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 10.23(b).

“Covered Party” has the meaning specified in Section 10.23(a).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Rating” has the meaning set forth in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning specified in Section 10.23(b).

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (e) has become the subject of applicable Sanctions. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer, each Swing Line Lender and each Lender.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any applicable comprehensive Sanctions (currently, as of the Closing Date, Cuba, Iran, North Korea, Syria, the Crimea and non-Ukrainian controlled portions of the Zaporizhzhia and Kherson Regions of Ukraine, the Donetsk People’s Republic and the Luhansk People’s Republic).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (i) any sale, assignment, transfer or other disposal of cash or cash equivalents and (ii) any transfer of property or assets constituting an Investment.

“Documentation Agent” means each entity named as a “Documentation Agent” on the cover page of this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” has the meaning specified in Section 10.06(g).

“EnLink” means EnLink Midstream Partners, LP, a Delaware limited partnership.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any hazardous or toxic substances or materials or any wastes into the environment, including those related to air emission and discharges to publicly owned treatment works.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, or its Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” has the meaning specified in Section 5.07.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “critical status” or insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (g) the application for a waiver of the minimum funding standard under the Pension Funding Rules; or (h) the imposition of a Lien against Borrower or any of ERISA Affiliates pursuant to Section 430(k) of the Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“Erroneous Payment” has the meaning assigned to it in Section 9.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.11(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.11(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.11(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.11(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender or any L/C Issuer or required to be withheld or deducted from a payment to the Administrative Agent, such Lender or such L/C Issuer: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Administrative Agent, such Lender or such L/C Issuer being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.14) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii)or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to the Administrative Agent’s, such Lender’s or such L/C Issuer’s failure to comply with Section 3.01(e) and (d) any Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning set forth in the preliminary statements hereto.

“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.01B.

“Facility Fee” has the meaning set forth in Section 2.10(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent it is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank on such day on such transactions most closely resembling such overnight Federal funds transactions as reasonably determined by the Administrative Agent; and (c) if the Federal Funds Rate shall be less than zero (0), such rate shall be deemed zero (0) for all purposes of this Agreement.

“Fee Letter” means the letter agreement dated January 22, 2025, among the Borrower and Citibank.

“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as finance leases on a balance sheet of such Person, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that (a) any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a finance lease as a result of a change in GAAP during the life of such lease, including any renewals and (b) any lease that would have been considered an operating lease under the provisions of GAAP in effect as of December 31, 2018, in each case, shall be treated as an operating lease for all purposes under this Agreement.

“Financing Vehicle” has the meaning set forth in the definition of “Hybrid Securities”.

“Fitch” means Fitch Ratings, Inc. and any successor thereto.

“Floor” means a rate of interest equal to 0%.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders pursuant to Section 2.17 or Cash Collateralized in accordance with the terms hereof.

“Fund” has the meaning specified in Section 10.06(g).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(i).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Initial Guarantors and each other Guarantor that executes a Guaranty Agreement Joinder in accordance with Section 6.12.

“Guaranty Agreement” shall mean the Second Amended and Restated Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit G, made by the Guarantors in favor of the Administrative Agent for the benefit of the Lenders, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.

“Guaranty Agreement Joinder” means a Guaranty Agreement Joinder, substantially in the form as Exhibit I.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, PFAS, and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional (at the option of the issuer thereof) or mandatory deferral of interest or distributions, issued by the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (each, a “Financing Vehicle”) (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly-owned Subsidiaries) at all times by the Borrower, (ii) that have been formed for the purpose of issuing trust preferred securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower and (B) payments made from time to time on the subordinated debt.

“Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired by the Borrower or any of its Subsidiaries in any and all oil, gas and other liquid or gaseous hydrocarbon properties and interests, including without limitation, mineral fee or lease interests, production sharing agreements, concession agreements, license agreements, service agreements, risk service agreements or similar Hydrocarbon interests granted by an appropriate Governmental Authority, farmout, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar interests in Hydrocarbons, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casing head gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other minerals.

“Immaterial Subsidiary” on any date shall mean any Subsidiary of the Borrower that (a) does not have, as of such date, assets with a value in excess of 7.5% of the total assets of the Borrower and its Subsidiaries, and did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have revenues representing in excess of 7.5% of total revenues of the Borrower and its Subsidiaries, in each case, on a consolidated basis and (b) taken together with all Immaterial Subsidiaries does not have, as of such date, assets with a value in excess of 15.0% of the total assets of the Borrower and its Subsidiaries, and as of the last day of the fiscal quarter of the Borrower most recently ended, did not have revenues representing in excess of 15.0% of total revenues of the Borrower and its Subsidiaries, in each case, on a consolidated basis.

“Increase Effective Date” has the meaning set forth in Section 2.16(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Finance Lease Obligations and Synthetic Lease Obligations;

(g) Off-Balance Sheet Liabilities;

(h) Guarantees of such Person in respect of any of the foregoing; and

(i) Hybrid Securities,

provided that in no event shall any obligation of a Person under any lease that would be categorized as an “operating lease” in accordance with ASC 842 be considered Indebtedness, except to the extent any such obligations constitute Off-Balance Sheet Liabilities. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The Indebtedness of any Person in respect of letters of credit or other instruments described in clause (b) above shall include, without duplication, only the principal amount of the unreimbursed obligations of such Person in respect of such letters of credit or such other instruments that have been drawn upon by the beneficiaries to the extent of the amount drawn, and shall include no other obligations in respect of such letters of credit or such other instruments.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.04(b).

“Initial Guarantors” means Intermediate Partnership, ONEOK Partners, Magellan, Merger Sub, and EnLink.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months (in each case, subject to availability) thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) no Interest Period shall extend beyond the Maturity Date; and

(iv) no tenor that has been removed from this definition pursuant to Section 3.03(b)(iv) shall be available for specification in a Committed Loan Notice.

“Intermediate Partnership” means ONEOK Partners Intermediate Limited Partnership, a Delaware limited partnership.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” has the meaning set forth in Section 2.04(h).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into any L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to any such Letter of Credit.

“Joint Venture” means an entity, other than a Subsidiary, in which the Borrower or a Subsidiary owns an equity interest.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date required to be reimbursed pursuant to Section 2.04(c)(i) or refinanced as a Committed Borrowing on or before such date.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means each of Citibank, Bank of America, N.A., The Bank of Nova Scotia, Houston Branch, Barclays Bank PLC, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., MUFG Bank, Ltd., The Toronto-Dominion Bank, New York Branch and Wells Fargo Bank, National Association, in its capacity as issuer of Letters of Credit hereunder, and any additional Lender approved by the Administrative Agent and the Borrower in its reasonable discretion that has agreed to act as an “L/C Issuer”, and any successor issuer of Letters of Credit hereunder. As used herein, the term “the L/C Issuer” shall mean “each L/C Issuer” or, if such term is used with reference to one or more Letters of Credit, shall mean, with respect to each such Letter of Credit, “the applicable L/C Issuer.”

“L/C Issuer Commitment” means (a) with respect to each of Citibank and any other initial L/C Issuer hereunder, the amount opposite such L/C Issuer’s name on Schedule 2.01 under the heading of “L/C Issuer Commitments”, or, with respect to any such L/C Issuer (x) such greater amount as shall be agreed from time to time in writing by the Borrower, such L/C Issuer and the Administrative Agent or (y) such lesser amount as shall be agreed from time to time in writing by the Borrower, all L/C Issuers and the Administrative Agent and (b) with respect to any Lender which agrees to be a L/C Issuer after the Closing Date, the amount agreed in writing from time to time by such L/C Issuer, the Borrower and the Administrative Agent.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP or applicable Law, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Left Lead Arranger” means Citibank.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuers and the Swing Line Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means (a) each of the Existing Letters of Credit, (b) any standby letter of credit issued on or after the Closing Date hereunder and (c) any Added Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Expiration Date” means, with respect to each L/C Issuer and each Letter of Credit issued by such L/C Issuer, the day that is five Business Days prior to the later of (a) the initial Maturity Date and (b) such extended Maturity Date as to which such L/C Issuer has agreed in accordance with the Borrower’s exercise of the extension option pursuant to Section 2.15 (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning set forth in Section 2.04(i).

“Letter of Credit Sublimit” means an amount equal to $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Leverage Ratio” means, as of the last day of each fiscal quarter for which financial statements have been delivered pursuant to Section 6.01, the ratio of (a) Consolidated Net Total Debt as of such date (excluding any amount of Hybrid Securities not to exceed a total of 15% of Total Capital) to (b) Adjusted Consolidated EBITDA for the four consecutive fiscal quarters ending on such date.

“Lien” means any mortgage, pledge, hypothecation, assignment for security, deposit arrangement, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease or an agreement to sell in and of itself be deemed or give rise to a Lien.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means, collectively, this Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.04 of this Agreement, the Guaranty Agreement, each Guaranty Agreement Joinder and the Fee Letter.

“Loan Parties” means the Borrower and the Guarantors.

“Magellan” means Magellan Midstream Partners, L.P., a Delaware limited partnership.

“Material Adverse Effect” means (a) a material adverse effect upon the operations, properties or financial condition of the Borrower and its Subsidiaries taken as a whole; provided however, (i) a downgrade by S&P, Fitch and/or Moody’s of their respective Debt Rating shall not, in and of itself, be deemed to be a Material Adverse Effect, and (ii) the fact that the Borrower is unable to borrow in the commercial paper market shall not, in and of itself, be deemed to be a Material Adverse Effect; but for purposes of clarity in interpreting the foregoing clauses (i) and (ii), it is agreed that the event(s), change(s), circumstance(s) or condition(s) that causes such downgrade (or an announcement of a potential downgrade or a review for possible ratings change) of the Debt Rating or that causes such inability of the Borrower to borrow in the commercial paper market, and the effect or change caused by such downgrade (or an announcement of a potential downgrade or a review for possible ratings change) of the Debt Rating or by such inability to borrow, will be considered in determining whether there has been a Material Adverse Effect; (b) a material impairment of the ability of any Loan Party to perform its payment obligations, under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Project” means the construction or expansion of a capital project of the Borrower or any of its Subsidiaries which has a budgeted capital cost exceeding $25,000,000.

“Material Project EBITDA Adjustments” means, with respect to each Material Project,

(A) prior to the Commercial Operation Date of the Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of the Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project for the twelve month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts or tariff-based customers relating to such Material Project, the creditworthiness of the other parties to such contracts or such tariff-based customers and projected revenues from such contracts, tariffs, capital costs and expenses, scheduled Commercial Operation Date, commodity price assumptions and other factors deemed appropriate by the Administrative Agent) which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of the Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but without duplication of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) longer than 90 days, but not more than 180 days, 25%, (ii) longer than 180 days but not more than 270 days, 50%, and (iii) longer than 270 days, 100%; and

(B) beginning with the first full fiscal quarter following the Commercial Operation Date of the Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to the Material Project (determined in the same manner set forth in clause (A) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to the actual Consolidated EBITDA attributable to the Material Project for such fiscal quarter or quarters.

Notwithstanding the foregoing:

(i) no such additions shall be allowed with respect to any Material Project unless

(a) not later than 30 days (or such shorter period as acceptable to the Administrative Agent) prior to the delivery of any certificate required by the terms and provisions of Section 6.02(a) to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 7.07, the Borrower shall have delivered to the Administrative Agent a written request for Material Project EBITDA Adjustments setting forth (i) the scheduled Commercial Operation Date for such Material Project, (ii) pro forma projections of Consolidated EBITDA attributable to such Material Project, (iii) information, as applicable, regarding (A) customer contracts and tariffs relating to such Material Project, (B) the creditworthiness of the other parties to such contracts and tariff-based customers, (C) projected revenues, (D) projected capital costs and expenses, and (E) commodity price assumptions, and (iv) such other information previously requested by the Administrative Agent, and

(b) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, and

(ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any pro forma adjustments for acquisitions).

“Maturity Date” means, with respect to any Lender, the later of (a) the fifth anniversary of the Closing Date and (b) if maturity is extended pursuant to Section 2.15 with the consent of such Lender, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Merger Sub” means Elk Merger Sub II, L.L.C., a Delaware limited liability company.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning set forth in Section 2.15(b).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit D.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including without limitation, any Loan Party’s obligation to pay, discharge and satisfy the Erroneous Payment Subrogation Rights), in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liabilities” means, with respect to the Borrower as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of the Borrower or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) any Synthetic Lease Obligation; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of the Borrower and its Subsidiaries, provided that Off-Balance Sheet Liabilities of the Borrower and its Subsidiaries shall not include the existing sale and leaseback transactions described on Schedule 1.01A provided that the documents governing such transactions are not amended after the Closing Date so as to increase the amount of the Borrower’s or its Subsidiaries’ total payment obligations thereunder; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to the Borrower or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which, in each such case does not constitute a liability on the consolidated balance sheet of the Borrower and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Oil and Gas Agreements” means operating agreements, processing agreements, farm-out and farm-in agreements, development agreements, area of mutual interest agreements, contracts for the gathering and/or transportation of oil and natural gas, unitization agreements, pooling arrangements, joint bidding agreements, joint venture agreements, participation agreements, surface use agreements, service contracts, leases and subleases of Oil and Gas Properties or other similar agreements which are customary in the oil and gas business, howsoever designated, in each case made or entered into in the ordinary course of the oil and gas business as conducted by the Borrower and its Subsidiaries.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the property now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including, without limitation, all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interest; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Interests; and (f) all tenements, hereditaments, appurtenances and property in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and any and all property, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“ONEOK Partners” means ONEOK Partners, L.P., a Delaware limited partnership.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any L/C Issuer, Taxes imposed as a result of a present or former connection between the Administrative Agent, such Lender or such L/C Issuer and the jurisdiction imposing such Tax (other than connections arising solely from the Administrative Agent, such Lender or such L/C Issuer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Loan Document, or Letter of Credit).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under or, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation or other transfer (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Payment Recipient” has the meaning assigned to it in Section 9.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PFAS” means that class of chemicals commonly known as per- and polyfluoroalkyl substances. PFAS includes all chemicals defined as PFAS by 40 CFR 705.3.

“Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (including a Pension Plan, but excluding a Multiemployer Plan) which is established, sponsored, maintained or contributed to by, or required to be contributed to, by the Borrower or any of its Subsidiaries.

“Platform” has the meaning set forth in Section 6.02.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time, subject to adjustment as provided in Section 2.17; provided that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or has otherwise expired, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“QFC” has the meaning specified in Section 10.23(b).

“QFC Credit Support” has the meaning specified in Section 10.23.

“Register” has the meaning set forth in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of a Loan Party means the chief executive officer, president, vice president with responsibility for financial matters, chief financial officer, treasurer, assistant treasurer, secretary or assistant secretary of such Loan Party (or, if such Loan Party is a limited partnership, of the general partner of such Loan Party). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“S&P” means S&P Global Ratings, a subsidiary of S&P Global, Inc., and any successor thereto.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government, including without limitation, OFAC, the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.06(i).

“Specified Acquisition” means one or more acquisitions of assets, equity interests, entities, operating lines or divisions in any fiscal quarter for an aggregate purchase price of not less than $25,000,000.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supported QFC” has the meaning specified in Section 10.23.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options (excluding stock options granted to directors, employees, management, and consultants), bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.

“Swing Line Commitment” means (a) with respect to each Swing Line Lender hereunder, the amount opposite such Swing Line Lender’s name on Schedule 2.01 under the heading of “Swing Line Commitments” and (b) with respect to any Lender which agrees to be a Swing Line Lender after the Closing Date, the amount agreed in writing from time to time by such Swing Line Lender, the Borrower and the Administrative Agent.

“Swing Line Lender” means each of Citibank and Bank of America, N.A., in its capacity as provider of Swing Line Loans, and any additional Lender that is designated as a Swing Line Lender hereunder with the consent of the Borrower and the Administrative Agent. All references to “Swing Line Lender” mean each Swing Line Lender, and Swing Line Lender or the applicable Swing Line Lender, as the context may require.

“Swing Line Loan” has the meaning specified in Section 2.05(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit C.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $200,000,000 and (b) the Aggregate Commitments, or such lesser amount as agreed by the Borrower and the Swing Line Lenders. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Syndication Agent” means each entity named as a “Syndication Agent” on the cover page of this Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” has the meaning set forth in Section 2.04(o).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges, in each case, in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto imposed by any Governmental Authority.

“Term SOFR” means,

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0.10% per annum for Interest Periods of one month’s duration, three months’ duration and six months’ duration.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means $200,000,000.

“Total Capital” means, at any time, the sum of (a) Consolidated Total Debt and (b) Consolidated Net Worth.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction Expenses” means any costs, premiums, fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions.

“Transactions” means (i) the execution, delivery and performance by each of the Loan Parties of this Agreement and the other Loan Documents to which it is a party, the initial borrowing of Loans on the Closing Date and the use of the proceeds thereof, (ii) the payment of all Transaction Expenses and (iii) the transactions related or ancillary thereto.

“Type” means with respect to a Committed Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the amount (if any) by which the present value of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, determined using actuarial assumptions for funding purposes which are equal to the assumptions used by the Pension Plan’s actuary for funding said Pension Plan pursuant to Section 412 of the Code for the applicable plan year, exceeds the current fair market value of such Pension Plan’s assets.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.04(c)(i).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.23.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Withholding Agent” means the Administrative Agent and the Loan Parties.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The words “include,” “includes” and “including” are by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein until such time, if any, as such financial ratio or requirement are adjusted or reset to reflect such changes in GAAP and such adjustments or resets are agreed to in writing by the Borrower, the Administrative Agent and the Required Lenders.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.08 Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.09 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans in Dollars (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent (i) not later than 10:00 a.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) not later than 12:00 p.m. on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.04(c) and 2.05(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (in the case of Term SOFR Loans) or 3:00 p.m. (in the case of Base Rate Loans) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is made on the Closing Date, Section 4.01 and Section 4.02), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Citibank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. The determination of Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Citibank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than six Interest Periods in effect with respect to Committed Loans.

(f) In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.03 Reserved.

2.04 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or the account of any of its Subsidiaries and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Outstandings shall not exceed the Aggregate Commitments, (x) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (y) the Outstanding Amount of all L/C Obligations shall not exceed the Letter of Credit Sublimit, and (z) the Outstanding Amount of the L/C Obligations with respect to Letters of Credit issued by such L/C Issuer shall not exceed such L/C Issuer’s L/C Issuer Commitment (unless such L/C Issuer consents to having the Outstanding Amounts of the L/C Obligations with respect to Letters of Credit issued by such L/C Issuer exceed such L/C Issuer’s L/C Issuer Commitment). Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Letters of Credit shall be standby letters of credit issued to support the payment or performance obligations of the Borrower or its Subsidiaries.

(ii) No L/C Issuer shall issue any Letter of Credit, if:

(A) subject to Section 2.04(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless such L/C Issuer has approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all Lenders have approved such expiry date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the expiry date of such requested Letter of Credit would occur after any Maturity Date applicable to any Non-Extending Lender, unless the amount of such Letter of Credit together with all other L/C Obligations outstanding on the date of issuance of such Letter of Credit is equal to or less than the aggregate Commitments of all Lenders who shall remain parties to this Agreement subsequent to the Maturity Date that immediately precedes the expiry date of such Letter of Credit;

(C) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer, or such Letter of Credit is in an initial stated amount less than $500,000 or is to be denominated in a currency other than Dollars; or

(D) any Lender is at that time a Defaulting Lender, unless (x) such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such L/C Issuer with the Borrower or such Lender to eliminate such L/C Issuer’s Fronting Exposure with respect to the Defaulting Lender as provided in Section 2.17(c) or (y) such Defaulting Lender’s participation in L/C Obligations has been reallocated among Non-Defaulting Lenders under Section 2.17.

(iv) Such L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) Such L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the applicable L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Borrower shall furnish to such L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require to prepare, amend, or extend such Letter of Credit.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) of Section 2.04(a) or otherwise) or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in such case directing such L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits such L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is ten Business Days before the Non-Reinstatement Deadline from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in such case, directing such L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, such L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a compliant drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the Business Day following the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), or if the Borrower is notified of such payment after 10:00 a.m. on the Honor Date, not later than 2:00 p.m. on such date, the Borrower shall reimburse such L/C Issuer through the Administrative Agent, in an amount equal to the amount of such drawing. In the event that reimbursement is made on the day after the Honor Date as permitted by this subsection (c)(i), interest shall be payable by the Borrower at the rate set forth in Section 2.09(a)(ii) on the amount of the drawing from the date on which the relevant draft is paid until the date on which such amount is either paid in full (by payment made by the Borrower or by a Borrowing of Base Rate Loans pursuant to this subsection (c)(i)) or is deemed to be an L/C Borrowing pursuant to Section 2.04(c)(iii). If the Borrower does not so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date or the next Business Day thereafter in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by such L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as a L/C Issuer) shall upon any notice pursuant to Section 2.04(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose pursuant to Section 2.04(g) as a result of a Defaulting Lender) for the account of such L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from such L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.

(iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse any L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse any L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse such L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of such L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any of the correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any of the correspondents, participants or assignees of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which were determined by a court of competent jurisdiction by final and nonappealable judgment to have been caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent) (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in an amount equal to one hundred and two percent (102%) of such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be. Sections 2.06, 2.15(f), and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. If a Defaulting Lender fails to provide Cash Collateral within two Business Days of receiving a written request of the Administrative Agent or any L/C Issuer or Swing Line Lender, then the Borrower shall provide such Cash Collateral within one Business Day of receiving written notice from the Administrative Agent or such L/C Issuer or Swing Line Lender of the Defaulting Lender’s failure to provide such Cash Collateral. For purposes of this Agreement, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuers (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a first priority security interest in all such cash, deposit accounts and all balances therein and in all other property so provided as collateral pursuant to this Agreement, and in all proceeds of the foregoing, all as security for the obligations to which Cash Collateral may be applied. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts held by the Administrative Agent.

If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided which has priority over the Administrative Agent’s claim, or that the total amount of such Cash Collateral is less than the amount required by this Section, Section 2.06 or 2.15(f), as applicable, the Borrower or the relevant Defaulting Lender will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Agreement in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or payment in full of all other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))); or (ii) the Administrative Agent’s determination that there exists excess Cash Collateral; provided, however, that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.06, in Section 2.15(a) or Section 2.17, as applicable, may be otherwise applied in accordance with Section 8.03).

(h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (the “ISP”) shall apply to each Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.04 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Share allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account (unless Cash Collateral has been provided with respect to such Defaulting Lender’s participation in Letters of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate. For the avoidance of doubt, the Letter of Credit Fee shall be applicable to and paid upon each of the Existing Letters of Credit from and after the Closing Date.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the applicable Fee Letter (or, with respect to any L/C Issuer who is not a party to a Fee Letter, at the rate per annum agreed between the Borrower and such L/C Issuer), computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l) Letter of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m) L/C Issuer Reporting Requirements. Each L/C Issuer shall, no later than the last Business Day of each month, provide to the Administrative Agent a schedule of the Letters of Credit issued by it outstanding at any time during such month, such schedule to be in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each such Letter of Credit, the account party, the original face amount, the current face amount (if any), the expiration date, and the reference number.

(n) Existing Letters of Credit. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

(o) Added Letters of Credit. If (i) a L/C Issuer has, for the Borrower or the account of any of its Subsidiaries or for the account of any Person who will become a Subsidiary upon the closing date of any permitted acquisition or investment (the “Target”), issued a letter of credit other than under this Agreement, (ii) Borrower elects, by written notice to the Administrative Agent, to add such letter of credit to this Agreement as a Letter of Credit (an “Added Letter of Credit”), and (iii) such L/C Issuer consents in writing (such consent, and any funding of a draw under such letter of credit, are deemed made by such L/C Issuer in reliance upon the agreements of the other Lenders set forth in this Section 2.04) to such letter of credit becoming an Added Letter of Credit, then Borrower shall give the Administrative Agent and such L/C Issuer at least three Business Days’ (or such shorter period as agreed to by the Administrative Agent and such L/C Issuer) prior notice requesting that such letter of credit be so added, specifying the Business Day such letter of credit is to be added to this Agreement (which, in the case of a Target, shall not be earlier than the date such Target is to become a Subsidiary of the Borrower) and attaching thereto a copy of such letter of credit, by hand delivering or transmitting by electronic communication, if arrangements for doing so have been approved by the applicable L/C Issuer, to the applicable L/C Issuer and the Administrative Agent. On the Business Day so specified for such letter of credit, such letter of credit shall become an Added Letter of Credit and become a Letter of Credit deemed issued under this Agreement by the L/C Issuer specified in the relevant notice provided that (i) the aggregate stated amount of such letters of credit, when added to the stated amount of all other Letters of Credit issued by such L/C Issuer, would not result in the Outstanding Amount of the L/C Obligations with respect to Letters of Credit issued by such L/C Issuer exceeding such L/C Issuer’s L/C Issuer Commitment (unless such L/C Issuer so consents), and (ii) the aggregate stated amount of such letters of credit, when added to the aggregate stated amount of all other Letters of Credit then outstanding, does not result in (x) the Total Outstandings exceeding the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans exceeding such Lender’s Commitment, or (z) the Outstanding Amount of the L/C Obligations exceeding the Letter of Credit Sublimit.

2.05 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, each Swing Line Lender agrees, severally and not jointly, in reliance upon the agreements of the other Lenders set forth in this Section 2.05, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Swing Line Lender’s Swing Line Commitment, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the Outstanding Amount of all Swing Line Loans shall not exceed the Swing Line Sublimit, and (iii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that no Swing Line Lender shall be required to make any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the applicable Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the applicable Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the applicable Swing Line Lender of any telephonic Swing Line Loan Notice, such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the applicable Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.05(a) or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, such Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of such Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The applicable Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes such Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The applicable Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral provided for this purpose pursuant to Section 2.04(g) as a result of a Defaulting Lender) for the account of the applicable Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.05(c)(i), the request for Base Rate Loans submitted by the applicable Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of such Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the applicable Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), such Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the applicable Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the applicable Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by such Swing Line Lender.

(ii) If any payment received by the applicable Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Lender shall pay to such Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the applicable Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lenders. The applicable Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.05 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of such Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the applicable Swing Line Lender.

2.06 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans; provided that, a notice of prepayment of all or any part of the outstanding Committed Loans may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction, in which case such notice may be revoked, subject to Section 3.05, by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, unless such notice is made conditional on a transaction or financing, in which case the obligation of the Borrower to make such prepayment (and to pay such payment amount) shall be subject to such conditions. Any prepayment of any Loan shall be accompanied by all accrued interest thereon, together with, in the case of any Term SOFR Loans, any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b) The Borrower may, upon notice to the applicable Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by such Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $1,000,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(c) unless after the prepayment in full of the Committed Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

2.07 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent (which notice may be conditioned on the consummation of a transaction or financing), terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction; provided that, such a notice may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All Facility Fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.08 Repayment of Loans.

(a) The Borrower shall repay to each Lender on its Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

(b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the next occurring Maturity Date.

2.09 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Adjusted Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.04:

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a facility fee (the “Facility Fee”) equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans, Swing Line Loans and L/C Obligations), regardless of usage, subject to adjustment as provided in Section 2.17. The Facility Fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11 Computation of Interest and Fees. All computations of interest for Base Rate Loans determined by reference to the Citibank “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.13 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Term SOFR Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 p.m. on the date of such Committed Borrowing of Base Rate Loans) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Committed Loans and to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan or to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or purchase its participation or to make its payment under Section 10.04(c).

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.15 Extension of Maturity Date.

(a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 90 days and not later than 30 days prior to an anniversary of the Closing Date (each, an “Applicable Anniversary Date”), request that each Lender extend such Lender’s Maturity Date for an additional year from the Maturity Date then in effect for such Lender hereunder (such Lender’s “Existing Maturity Date”). The Borrower may request such an extension no more than two times.

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent not later than the date (the “Notice Date”) that is 20 days prior to such Applicable Anniversary Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date)) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension (each such Lender is herein called an “Extending Lender”) shall not obligate any other Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date that is 15 days prior to the Applicable Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Lenders. The Borrower shall have the right, on or before the Maturity Date applicable to any Non-Extending Lender, to replace such Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.14, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption pursuant to which each such Additional Commitment Lender shall, effective as of such Existing Maturity Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(e) Minimum Extension Requirement. If (and only if) the aggregate (x) Commitments of the Lenders that have agreed to extend their Maturity Date and (y) additional Commitments of Additional Commitment Lenders shall be more than 50% of the Aggregate Commitments in effect immediately prior to an Applicable Anniversary Date, then, effective as of the Existing Maturity Date of each such Extending Lender, the Maturity Date of each such Extending Lender and of each such Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date of each such Extending Lender (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. As a condition precedent to the extension of the Maturity Date pursuant to this Section:

(i) the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that (A) no Default exists on the date of such certificate, either before or after giving effect to such extension; (B) the representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such extension and after giving effect thereto (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date and except that such materiality qualifier shall not apply to the extent that any such representation or warranty is qualified by materiality); and (C) there has been no event or circumstance since the Closing Date that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(ii) on the Maturity Date applicable to each Non-Extending Lender, the Borrower shall prepay, on a non pro rata basis with respect to Extending Lenders, any Committed Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to satisfy in full the Obligations due to such Non-Extending Lender under the Loan Documents as of such date;

(iii) on the Maturity Date applicable to each Non-Extending Lender, all or any part of such Non-Extending Lenders’ Pro Rata Share of the Outstanding Amount of L/C Obligations shall be reallocated among the Extending Lenders and the Additional Commitment Lenders in accordance with their respective Pro Rata Shares (calculated without regard to the Non-Extending Lenders’ Commitments) but only to the extent that such reallocation does not cause, with respect to any Extending Lender or Additional Commitment Lender, the aggregate Outstanding Amount of the Committed Loans of such Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans to exceed such Lender’s Commitments as in effect at such time; and

(iv) if the reallocation described in the preceding clause (iii) cannot, or can only partially, be effected, the Borrower shall Cash Collateralize the L/C Obligations to the extent that, after giving effect to the reallocation pursuant to the preceding clause (iii) and the payment required by the preceding clause (ii), the Total Outstandings exceed the Commitments of the Extending Lenders and the Additional Commitment Lenders. The amount of Cash Collateral provided by the Borrower pursuant to this clause (iv) shall reduce the Non-Extending Lenders’ Pro Rata Share of the Outstanding Amount of L/C Obligations (after giving effect to any partial reallocation pursuant to the preceding clause (iii)) on a pro rata basis; and each Non-Extending Lender’s Commitment to make Committed Loans, purchase participations in Swing Line Loans, and purchase participations in L/C Obligations with respect to Letters of Credit issued after such Maturity Date shall terminate.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.14 or 10.01 to the contrary.

2.16 Increase in Commitments.

(a) Request for Increase. Provided there exists no Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may, from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $1,000,000,000; provided that any such request for an increase shall be in a minimum amount of $5,000,000. To achieve the requested increase, the Borrower may ask that one or more Lenders increase their existing Commitments and/or the Borrower may invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent. In the event that the Borrower desires to ask all Lenders whether they are willing to increase their Commitments, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond. In such case, each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(b) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Borrower shall determine the effective date (subject to the approval of the Administrative Agent, not to be unreasonably withheld) (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(c) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent the following, each dated as of the Increase Effective Date: (i) a certificate signed by the Secretary or an Assistant Secretary of each Loan Party (or of its general partner) certifying and attaching the resolutions or other action authorizing such increase, and (ii) a certificate of the Borrower signed by a Responsible Officer of the Borrower certifying that, before and immediately after giving effect to such increase, (I) the representations and warranties of the Loan Parties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date (except that such materiality qualifier shall not apply to the extent that any such representation or warranty is qualified by materiality), (II) no Default exists, and (III) there has been no event or circumstance since the Closing Date that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. To the extent the Aggregate Commitments are being increased on the relevant Increase Effective Date, then each of the Lenders having a Commitment prior to such Increase Effective Date (such Lenders, the “Pre-Increase Lenders”) shall assign or transfer to any Lender which is acquiring a new Commitment on the Increase Effective Date (the “Post-Increase Lenders”), and such Post-Increase Lenders shall purchase from each such Pre-Increase Lender, at the funded principal amount thereof, such interest in the Loans and participation interests in L/C Obligations and Swing Line Loans (but not, for the avoidance of doubt, the related Commitments) outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments or transfers and purchases, such Loans and participation interests in L/C Obligations and Swing Line Loans will be held by Pre-Increase Lenders and Post-Increase Lenders ratably in accordance with their Commitments after giving effect to such increase in Commitments (and after giving effect to any Loans made on the relevant Increase Effective Date). Such assignments or transfers and purchases shall be made in accordance with Section 10.06.

(d) Conflicting Provisions. This Section shall supersede any provisions in Section 2.14 or 10.01 to the contrary.

2.17 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer and the Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ or Swing Line Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.04(g); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ and the Swing Line Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swing Line Loans issued under this Agreement, in accordance with Section 2.04(g); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (1) the outstanding principal amount of the Committed Loans funded by it, and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.04(g).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.04(g).

(C) With respect to any Facility Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and each Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the such L/C Issuer’s or such Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Pro Rata Share of any Non-Defaulting Lender in the Total Outstandings to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.04(g).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) each Swing Line Lender shall not be required to fund any Swing Line Loans unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) each L/C Issuer shall not be required to issue, extend or increase any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto arising from either the Letter of Credit then proposed to be issued, extended or increased or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has Fronting Exposure.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made without deduction or withholding for any Taxes. For purposes of this Section 3.01, such applicable Laws shall include FATCA.

(ii) If applicable Laws (as determined in the good faith discretion of the applicable Withholding Agent) require the withholding or deduction of any Taxes from any payment by a Withholding Agent, then (A) such Withholding Agent shall be entitled to withhold or make such deductions, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Without duplication of any amounts paid under subsection (a) or (b) above, each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by a Withholding Agent or payable or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to any Loan Party by the Administrative Agent, any Lender or the L/C Issuer shall be conclusive absent manifest error.

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting or expanding the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN (or W-8BEN-E, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or any L/C Issuer, or have any obligation to pay to any Lender or such L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the Administrative Agent, any Lender or any L/C Issuer be required to pay any amount to the Loan Party pursuant to this subsection to the extent such payment would place the Administrative Agent, any Lender or any L/C Issuer in a less favorable net after-Tax position than the Administrative Agent, any Lender or any L/C Issuer would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or a L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, Term SOFR, the Term SOFR Reference Rate or Adjusted Term SOFR, or to determine or charge interest rates based upon SOFR, Term SOFR, the Term SOFR Reference Rate or Adjusted Term SOFR, then, upon notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, Term SOFR, the Term SOFR Reference Rate or Adjusted Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, Term SOFR, the Term SOFR Reference Rate or Adjusted Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

(a) Subject to Section 3.03(b), if, on or prior to the first day of any Interest Period for any Term SOFR Loan:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Required Lenders determine that for any reason in connection with any request for a Term SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.05. Subject to Section 3.03(b), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(b) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.03(b)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clause (a) of the definition of Excluded Taxes to the extent resulting from changes in tax rates, and Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or the interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. The Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on a certificate from such Lender or L/C Issuer setting forth the amounts necessary to compensate such Lender or L/C Issuer or its holding company to the extent required by subsection (a) or (b) of this Section within 10 days after receipt thereof. Each Lender agrees that it will not claim, and that it shall not be entitled to claim, from the Borrower the payment of any of the amounts referred to in Section 3.04(a) or (b) if it is not generally claiming similar compensation from its other similar customers in similar circumstances.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or a L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.14;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding loss of Applicable Rate or loss of profit. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.14.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CLOSING DATE

4.01 Conditions to Effectiveness of this Agreement (Closing Date). This Agreement shall be effective upon satisfaction of the conditions precedent set forth in this Section 4.01; provided that the obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver of the conditions precedent set forth in Section 4.02:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or “pdf” electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower or the Guarantors, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) this Agreement, executed by the Borrower, the Administrative Agent, the Swing Line Lenders, the L/C Issuers, and the Lenders;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) the Guaranty Agreement executed by the Initial Guarantors;

(iv) a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Loan Parties and the validity against the Loan Parties of the Loan Documents and such consents, licenses and approvals shall be in full force and effect or (B) stating that no such consents, licenses or approvals are so required;

(v) a certificate of a Responsible Officer of each Loan Party or its general partner (attaching resolutions and incumbency certificates as the Administrative Agent may reasonably require) evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(vi) a certificate as to the good standing (or such other customary functionally equivalent certificate) of each Loan Party and the general partner of each Loan Party from the Secretary of State (or other applicable Governmental Authority) of its jurisdiction of organization;

(vii) a favorable opinion from each of the following counsel to the Loan Parties, (A) with respect to certain matters of New York and Delaware law: Kirkland & Ellis LLP and (B) with respect to certain matters of Oklahoma law: GableGotwals, a professional corporation, each addressed to the Administrative Agent, the L/C Issuers and each Lender as of the Closing Date, reasonably satisfactory to the Administrative Agent and the Arrangers; and

(viii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that no Default exists, (B) that the representations and warranties of the Borrower contained in Article V are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, except that such materiality qualifier shall not apply to the extent that any such representation or warranty is qualified by materiality, (C) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have a Material Adverse Effect, and (D) as to the Debt Ratings of the Borrower.

(b) Any fees and expenses required to be paid by the Borrower on or before the Closing Date shall have been paid, including upfront fees payable to Lenders and reasonable fees and expenses payable to the Arrangers and the Administrative Agent.

(c) On or prior to the Closing Date, the Borrower shall have paid all Attorney Costs (related to Haynes and Boone, LLP) of the Administrative Agent and the Left Lead Arranger to the extent such Attorney Costs are invoiced at least one (1) Business Day prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs (related to Haynes and Boone, LLP) incurred or to be incurred by it through the closing proceedings which Attorney Costs shall represent all Attorney Costs payable to Haynes and Boone, LLP in connection with the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent and the Left Lead Arranger).

(d) Upon the request of any Lender made at least ten days prior to the Closing Date, the Borrower shall have provided to such Lender (i) the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Closing Date, and (ii) a Beneficial Ownership Certification in relation to the Borrower to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 4.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. The Administrative Agent shall notify the Lenders and the Borrower of the Closing Date. Such notice shall be binding and conclusive.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Loan Parties contained in Article V (other than the representations and warranties set forth in Sections 5.06 and 5.13), or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties refer to an earlier date or another specific date, in which case they shall be true and correct in all material respects as of such earlier date or other specific date, except that such materiality qualifier shall not apply to the extent that any such representation or warranty is qualified by materiality.

(b) No Default shall exist, or would result from such proposed Credit Extension.

(c) The Administrative Agent and, if applicable, any L/C Issuer or any Swing Line Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders, as of the Closing Date and thereafter as of each date required by this Agreement, that:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary (other than any Immaterial Subsidiary) (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party has been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of such Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of (i) any Contractual Obligation to which such Loan Party or any Subsidiary thereof is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or any Subsidiary thereof or the property of any of the aforementioned parties is subject; (c) violate any Law or (d) result in the creation of any Lien prohibited by this Agreement; except in the case of clauses (b) and (c), to the extent such contravention, conflict, breach or violation would not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party that has not been obtained.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Parties in accordance with its terms, subject to Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated financial statements of the Borrower and its Subsidiaries most recently delivered pursuant to Section 6.01(b) (or, in the case of any representation made prior to the first delivery hereunder, Section 6.01(b) of the Existing Credit Agreement) and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

5.06 Litigation. Except as disclosed in the Borrower’s annual report on Form 10-K for the year ended December 31, 2023 and in any Form 10-Q or Form 8-K delivered prior to the date of this Agreement, there are no actions, suits, proceedings, investigations, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) challenge the legality, validity or enforceability of this Agreement or any other Loan Document and are non-frivolous in the reasonable judgment of the Administrative Agent and the Arrangers or (b) as to which there is a reasonable probability of an adverse determination and that, if determined adversely, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; provided that this representation, when made, shall not constitute an admission that any action, suit, proceeding, investigation, claim or dispute set forth or disclosed in any annual report on Form 10-K or on any Form 10-Q or Form 8-K referred to above could reasonably be expected to result in a Material Adverse Effect due to an adverse determination, if any.

5.07 Environmental Compliance(a). Except as disclosed in the Borrower’s annual report on Form 10-K for the year ended December 31, 2023 and in any Form 10-Q or Form 8-K delivered prior to the date of this Agreement, there are no claims alleging potential liability or responsibility for violation of any Environmental Law pending or threatened in writing or, to the knowledge of the Borrower, otherwise threatened against the Borrower or its Subsidiaries except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries are in compliance with applicable Environmental Laws except to the extent non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Subsidiaries have obtained or have applied for all material licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) necessary for its operations, and all such Environmental Permits are in good standing, and the Borrower and each of its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits, except to the extent that the failure to possess or apply for, maintain in good standing or be in compliance with, any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

5.08 Taxes. The Borrower and its Subsidiaries have filed or caused to be filed all Federal and other material tax returns and reports required to be filed by them, and have paid or caused to be paid all material Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable by them, except (i) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) where the failure to make such filing or payment would not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against any Loan Party or any Subsidiary thereof that would, if made, have a Material Adverse Effect.

5.09 ERISA Compliance.

(a) Except as could not reasonably be expected to result in a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination, advisory, or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification; and (iii) the Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan subject to the Pension Funding Rules, and no application for a funding waiver under the Pension Funding Rules or an extension of any amortization period pursuant to the Pension Funding Rules has been made with respect to any Pension Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or actions by any Governmental Authority with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Plan which provides health or welfare benefits for any retired or former employee of the Borrower or any of its Subsidiaries has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event, which together with any other ERISA Event, that has resulted in or could reasonably be expected to result in a Material Adverse Effect has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability which, when aggregated with the Unfunded Pension Liability of all other Pension Plans, could reasonably be expected to have a Material Adverse Effect; and (iii) except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

5.10 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Borrowing or any drawing under a Letter of Credit will be used to purchase or carry any margin stock in violation of Regulation U or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of Regulation U.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is or is required to be registered as an “investment company” under the Investment Company Act of 1940, or (ii) is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any other Federal or state statute or regulation limiting its ability to incur Indebtedness hereunder.

5.11 Disclosure.

(a) No written report, financial statement, certificate or other information (excluding projections, industry or general economic data or information and other forward looking information) furnished (in writing) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projected financial information was prepared (it being recognized, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any projections may materially differ from the projected results).

(b) As of the Closing Date, the information included in any Beneficial Ownership Certification delivered in connection with the Closing Date, if applicable, is true and correct in all respects.

5.12 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.13 Solvency. As of the Closing Date, after giving effect to the transactions (including each Loan and each Letter of Credit) to be consummated on such date, the Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

5.14 OFAC. No Loan Party nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent or representative thereof, is an individual or entity currently the subject of any applicable Sanctions, nor is any Loan Party or any Subsidiary located, organized or resident in a Designated Jurisdiction.

5.15 Anti-Corruption Laws. Each Loan Party and their Subsidiaries are in material compliance with Anti-Corruption Laws, and have instituted and maintain or are subject to policies and procedures designed to promote and achieve continued compliance with Anti-Corruption Laws. To the knowledge of the Borrower, the Loan Parties’ and their Subsidiaries’ respective directors, officers, employees, and agents are in material compliance with Anti-Corruption Laws in the course of performing their duties for the Loan Parties or their Subsidiaries (as applicable).

5.16 Affected Financial Institution. No Loan Party is an Affected Financial Institution.

ARTICLE VI.
AFFIRMATIVE COVENANTS

From and after the Closing Date, and for so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent Obligations not yet accrued and payable) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above so long as the Borrower furnishes the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (or if such financial statements are delivered electronically, within two (2) Business Days of such electronic delivery) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the public holders of equity interests in the Borrower, and copies of all annual, regular, periodic and special reports, and all registration statements which any Loan Party may file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

provided that disclosure of confidential information pursuant to subsections (b) and (d) of this Section shall be subject to (x) such attorney-client privilege exceptions that the Borrower reasonably determines are necessary in order to avoid loss of its attorney-client privilege and (y) compliance with reasonable conditions to disclosure under non-disclosure agreements between the Borrower and Person(s) other than Affiliates thereof, and to the extent that the Administrative Agent or a Lender is required to produce any such information to a regulatory authority, the Borrower shall cooperate with the Administrative Agent or such Lender in efforts to obtain any required consents to disclosure.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on DebtDomain or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies or soft copies (by electronic mail) of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies or soft copies until a written request to cease delivering paper copies or soft copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (1) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain or another similar electronic system (the “Platform”) and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor,” provided, however, that notwithstanding the foregoing, the Borrower shall not have any obligation to mark any Borrower Materials as “PUBLIC.”

6.03 Notices. Notify the Administrative Agent and each Lender:

(a) promptly after any Responsible Officer of the Borrower obtains actual knowledge of such Event of Default, if such Event of Default is then continuing, of the occurrence of any Event of Default and the action which the Borrower is taking or proposes to take with respect thereto;

(b) promptly after a Responsible Officer of the Borrower obtains actual knowledge of the following:

(i) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (to the extent resulting or such matter could reasonably be expected to result in a Material Adverse Effect): (A) any breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (B) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (C) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(ii) any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; or

(iii) any announcement by Moody’s, Fitch or S&P of a downgrade in a Debt Rating;

(c) promptly, and in any event within 30 days, of the occurrence of any ERISA Event which could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Taxes. Pay and discharge as the same shall become due and payable by it, its tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction not prohibited by Section 7.03, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, force majeure and casualty events excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where, in each case, the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies (determined at the time the applicable insurance is obtained or renewed), or through self-insurance, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Such insurance may include self-insurance or be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance is in accord with the approved practices of business enterprises of established reputation similarly situated and adequate insurance reserves are maintained in connection with such self-insurance, and, notwithstanding the foregoing provisions of this Section 6.07, the Borrower may effect workers’ compensation or similar insurance in respect of operations in any state or other jurisdiction through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance in accord with applicable Laws.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws (including Anti-Corruption Laws and applicable Sanctions) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity in all material respects with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants (so long as the Administrative Agent or the applicable Lender shall have given reasonable advance notice to the Borrower of its intention to discuss such finances and affairs with such accountants and have given the Borrower the opportunity to participate in such discussions), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (i) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice, (ii) disclosure of confidential information pursuant to this Section shall be subject to (x) such attorney-client privilege exceptions that the Borrower reasonably determines are necessary in order to avoid loss of its attorney-client privilege and (y) compliance with reasonable conditions to disclosure under non-disclosure agreements between the Borrower and Person(s) other than Affiliates thereof, and to the extent that the Administrative Agent or a Lender is required to produce any such information to a regulatory authority, the Borrower shall cooperate with the Administrative Agent or such Lender in efforts to obtain any required consents to disclosure and (iii) excluding any such visits and inspections during the continuation of an Event of Default, (x) the Administrative Agent shall not exercise such rights more often than one time during any calendar year at the Borrower’s expense and (y) any such visits and expenses by any Lender shall be at such Lender’s expense.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for working capital, capital expenditures, acquisitions, mergers, issuance of letters of credit and for other general corporate purposes (including repayment of Indebtedness and payments of dividends) not in contravention of any Law or of any Loan Document; provided, however, no portion of the proceeds of any Credit Extension will be used (a) in any manner expressly prohibited by Section 7.06, (b) in any manner that would result in a material violation of any applicable Sanctions by the Borrower or its Subsidiaries, (c) to fund any activities or business of or with any Person, or in any Designated Jurisdiction, that at the time of such funding or financing, is the subject of applicable Sanctions in violation of Sanctions or (d) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

6.12 Additional Guarantors.

(a) In the event any Subsidiary that is not a Guarantor as of the Closing Date guarantees any of the Borrower’s other senior unsecured, long-term Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount, the Borrower will, within 30 days thereof (or such later date as the Administrative Agent may agree), (i) cause such Subsidiary to guarantee the Obligations by executing and delivering to the Administrative Agent a Guaranty Agreement Joinder substantially in the form of Exhibit I, and (ii) to the extent reasonably requested by the Administrative Agent, deliver certificates and other documentation substantially similar to those required to be delivered on the Closing Date with respect to the Initial Guarantors pursuant to Section 4.01(a)(v) and 4.01(a)(vii), in form and substance reasonably satisfactory to the Administrative Agent.

(b) Upon delivery of a Guaranty Agreement Joinder and other required documents to the Administrative Agent by a Subsidiary, notice of which is hereby waived by each Loan Party, such Subsidiary shall be a Guarantor and shall be a party to the Guaranty Agreement as if an original signatory thereto. Each Loan Party expressly agrees that its obligations arising thereunder shall not be affected or diminished by the addition or release of any other Loan Party thereunder.

6.13 Beneficial Ownership Certification. If the Borrower becomes a “legal entity customer” under the Beneficial Ownership Regulation after the Closing Date, the Borrower shall promptly notify and deliver to the Administrative Agent or such Lender a Beneficial Ownership Certification in relation to the Borrower.

ARTICLE VII.
NEGATIVE COVENANTS

From and after the Closing Date, and for so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent Obligations not yet accrued and payable) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01 Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document (including any documents entered into in order to Cash Collateralize L/C Obligations);

(b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e) Liens or deposits to secure the performance of bids, trade contracts and leases (other than for borrowed money), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) Liens consisting of any (i) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of a Loan Party or any Subsidiary or to use such property in any manner which does not materially impair the use of such property for the purpose for which it is held by a Loan Party or any such Subsidiary, (ii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (iii) zoning laws, ordinances or municipal regulations;

(g) any Liens, neither assumed by the Borrower or a Subsidiary nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by the Borrower or a Subsidiary for sub-station, measuring station, regulating station, gas purification station, compressor station, transmission line, distribution line or right-of-way purposes;

(h) easements or reservations in any property of the Borrower or a Subsidiary for the purpose of roads, pipelines, gas transmission and distribution lines, electric light and power transmission and distribution lines, water mains and other like purposes, and zoning ordinances, regulations and restrictions which do not impair the use of such property in the operation of the business of the Borrower or a Subsidiary;

(i) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(j) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(k) (i) Liens securing Indebtedness in respect of Finance Lease Obligations, Synthetic Lease Obligations and purchase money obligations for the acquisition, construction, improvement or repair of fixed or capital assets, provided that (A) such Liens do not at any time encumber any property other than the property financed (plus improvements thereon, related contracts, intangibles and other assets that are included therein or arise therefrom, and the products and proceeds thereof) by such Indebtedness, (B) the Indebtedness secured thereby does not exceed the cost of the property being acquired, constructed, improved or repaired on the date of acquisition, improvement, construction or repair thereof and (C) such Liens attach to such property concurrently with or within 180 days after the acquisition, improvement, construction or repair thereof, and (ii) Liens securing any refinancing (including successive refinancings) of such Indebtedness, provided that such Liens do not extend to additional property and the amount of the Indebtedness is not increased (except by an amount not to exceed fees, reasonable expenses, premiums and interest relating to such refinancing); provided further that the unpaid principal balance of Indebtedness secured by Liens permitted by this clause (k) shall not in the aggregate at any time exceed 5.0% of Total Capital;

(l) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with or acquired by the Borrower or any Subsidiary of the Borrower; provided that such Liens were not granted in contemplation of, and were in existence prior to, such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or the Subsidiary that were encumbered prior to such merger, consolidation or acquisition;

(m) Liens on property existing at the time of acquisition of the property by the Borrower or any Subsidiary of the Borrower; provided that such Liens were not granted in contemplation of, and were in existence prior to, the contemplation of such acquisition and no such Lien may encumber any other property of the Borrower or any Subsidiary;

(n) Liens incurred to refinance, renew, extend or replace any Indebtedness of the Borrower or its Subsidiaries which has been secured by Liens otherwise permitted hereunder under clauses (l) and (m); provided that such Liens do not extend to any property other than the property securing the Indebtedness (and accessions, improvements and replacements thereof) refinanced, renewed, extended or replaced and the amount of the Indebtedness secured thereby is not greater than the principal amount of the Indebtedness being renewed, extended, replaced or refinanced plus any accrued but unpaid interest thereon, fees, premiums and reasonable expenses incurred in connection with such renewal, extension, replacement or refinancing;

(o) Liens on cash and cash equivalents granted pursuant to master netting agreements entered into in the ordinary course of business in connection with Swap Contracts; provided that (i) the transactions secured by such Liens are governed by standard International Swaps and Derivatives Association, Inc. documentation, and (ii) such Swap Contracts consist of derivative transactions contemplated to be settled in cash and not by physical delivery and are designed to minimize the risk of fluctuations in oil and gas prices with respect to the Borrower’s and its Subsidiaries’ operations in the ordinary course of its business;

(p) Liens pursuant to master netting agreements entered into in the ordinary course of business in connection with Swap Contracts, in each case pursuant to which the Borrower or a Subsidiary of the Borrower, as a party to such master netting agreement and as pledgor, pledges or otherwise transfers to the other party to such master netting agreement, as pledgee, in order to secure the Borrower’s or such Subsidiary’s obligations under such master netting agreement, a Lien upon and/or right of set off against, all right, title, and interest of the pledgor in any obligations of the pledgee owed to the pledgor, together with all accounts and general intangibles and payment intangibles in respect of such obligations and all dividends, interest, and other proceeds from time to time received, receivable, or otherwise distributed in respect of, or in exchange for, any or all of the foregoing;

(q) Liens arising in the ordinary course of business under Oil and Gas Agreements to secure compliance with such agreements, provided that any such Lien referred to in this clause are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, and provided further that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Subsidiary or materially impair the value of such property subject thereto, and provided further that such Liens are limited to property that is the subject of the relevant Oil and Gas Agreement;

(r) bankers’ Liens, rights of setoff and other similar Liens existing with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case arising in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;

(s) Liens on equity interests of any Joint Venture owned by a Subsidiary to the extent such Liens secure Indebtedness that is otherwise non-recourse to such Subsidiary, all other Subsidiaries and the Borrower;

(t) rights of first refusal entered into in the ordinary course of business;

(u) Liens in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Indebtedness of the pollution control or industrial revenue bond type;

(v) Liens securing Indebtedness permitted by Section 7.02(e);

(w) Liens on earnest money deposits in connection with any letter of intent or purchase agreement with respect to an acquisition or other Investment not prohibited by this Agreement;

(x) Liens not otherwise permitted by this Section 7.01 securing Indebtedness or other obligations of the Borrower or its Subsidiaries, provided that the aggregate outstanding principal amount of all such Indebtedness or other obligations of the Borrower or its Subsidiaries does not at any time exceed 15% of Consolidated Net Tangible Assets;

(y) judgment and attachment Liens not giving rise to an Event of Default;

(z) purported Liens evidenced by the filing of Uniform Commercial Code financing statements solely as a precautionary measure in connection with Oil and Gas Agreements;

(aa) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement; and

(bb) licenses of intellectual property, none of which, in the aggregate, materially impair the operation of the business of the Borrower or any Subsidiary.

7.02 Indebtedness of Subsidiaries. The Borrower shall not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness owed to the Borrower or to another Subsidiary;

(b) obligations under Swap Contracts;

(c) Indebtedness existing at the time of acquisition of any new Subsidiary by the Borrower or by a then-existing Subsidiary of the Borrower; provided that (i) such Indebtedness was not incurred in contemplation of, and was in existence prior to, such acquisition and (ii) neither the Borrower nor any other Subsidiary of the Borrower has any liability under such Indebtedness (other than a Subsidiary of any Person so acquired), except in the case of this clause (ii) where such liability is incurred following, or substantially contemporaneously with, such new Subsidiary becoming a Guarantor;

(d) guaranty by the Guarantors of the Borrower’s Indebtedness;

(e) (i) Indebtedness of any Subsidiary that owns or operates any pipeline or related assets (or any holding company of such Subsidiary) which does not exceed at any time an aggregate principal outstanding amount of $250,000,000 and (ii) renewals, extensions, replacements or refinancings of such Indebtedness described in this clause (e), provided that the principal amount of any renewal, extension, replacement or refinancing thereof is not greater than the principal amount of the Indebtedness being renewed, extended, replaced or refinanced plus any accrued but unpaid interest thereon, unused commitments available with respect thereto and fees, premiums, costs and expenses incurred in connection with such renewal, extension, replacement or refinancing, and does not shorten the weighted average life to maturity of such Indebtedness;

(f) (i) each series of outstanding senior notes issued by ONEOK Partners and guaranteed by Intermediate Partnership, Magellan, Merger Sub and EnLink set forth on Schedule 7.02 and (ii) other Indebtedness existing on the Closing Date which is set forth on Schedule 7.02;

(g) Indebtedness incurred to finance the acquisition, construction, repair, development or improvement of any fixed or capital assets, including Finance Lease Obligations, Synthetic Lease Obligations and purchase money obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, development or improvement and (ii) if such Indebtedness is secured, the Liens securing it are permitted by Section 7.01(k); provided further that the unpaid principal balance of Indebtedness permitted by this clause (g) shall not in the aggregate at any time exceed 5.0% of Total Capital;

(h) Indebtedness of any Subsidiary as an account party in respect of trade letters of credit or in respect of bid, performance or surety bonds, workers’ compensation claims or self-insurance obligations, in each case incurred in the ordinary course of business, including reimbursement obligations of any Subsidiary incurred in the ordinary course of its business with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims and self-insurance obligations (in each case, other than Guarantees of and obligations for money borrower);

(i) extensions, refinancings, renewal or replacements of the Indebtedness permitted by Section 7.02(f) which, in the case of any such extensions, refinancing, renewal or replacement, does not increase the principal amount of the Indebtedness being extended, refinanced, renewed or replaced, other than amounts equal to any unfunded commitments, accrued but unpaid interest or fees, premiums, costs and expenses incurred in connection with such extension, refinancing, renewal or replacement; and

(j) Indebtedness of Subsidiaries (excluding Indebtedness otherwise permitted in this Section 7.02) which does not exceed at any time an aggregate principal amount outstanding equal to fifteen percent (15%) of Consolidated Net Tangible Assets.

7.03 Fundamental Changes. The Borrower shall not and shall not permit any Subsidiary (other than any Immaterial Subsidiary) to, directly or indirectly: merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when a Guarantor is merging with another Subsidiary, such Guarantor shall be the continuing or surviving Person and when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(b) any Subsidiary other than a Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be the Borrower or a wholly-owned Subsidiary; and

(c) the Borrower or any Subsidiary may consolidate or merge with another Person, and a Person may consolidate with or merge into the Borrower or any Subsidiary, provided that (x) if the merger involves a Subsidiary but does not involve the Borrower or a Guarantor, a Subsidiary shall be the surviving entity, and (y) if the merger involves the Borrower or a Guarantor, either (A) the Borrower or such Guarantor shall be the ultimate surviving entity or (B)(i) the surviving Person shall be after the merger a solvent entity and existing under the laws of the United States of America, any State thereof or the District of Columbia, (ii) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Borrower or a Subsidiary as a result of such transaction as having been incurred by the Borrower or such Subsidiary at the time of such transaction, no Default shall have occurred and be continuing, and (iii) if the merger or consolidation involves the Borrower or a Guarantor, the Borrower has delivered to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower stating that such consolidation or merger complies with this Section 7.03; and

(d) any Subsidiary (other than the Guarantors) may (i) dissolve in connection with any Disposition otherwise permitted by this Section 7.03 or (ii) liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

provided, however, that nothing contained in this Section 7.03 shall be or be deemed to permit any merger, dissolution, liquidation, consolidation or Disposition which would result in a Change of Control.

7.04 Change in Nature of Business. The Borrower and its Subsidiaries shall not engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related, incidental or complementary to such lines of business or any reasonable extension, development or expansion of such business, including lines of business relating to the energy transition or transformation.

7.05 Transactions with Affiliates. The Borrower shall not, and shall not permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, as determined in good faith by a Responsible Officer of the Borrower, (b) transactions between or among the Borrower and one or more Subsidiaries of the Borrower, not involving any Affiliates other than the Borrower and Subsidiaries of the Borrower, (c) transactions between or among the Borrower or any Subsidiary and any Joint Venture, provided that such transactions described in this clause (c) shall be consistent with prior practices and would not reasonably be expected to have a Material Adverse Effect, (d) transactions involving any employee benefit plans or related trusts of the Borrower or any of its Subsidiaries and (e) the payment of reasonable compensation, fees and expenses to, and indemnity provided on behalf of, directors and officers of the Borrower or any of its Subsidiaries in the ordinary course of business.

7.06 Use of Proceeds. The Borrower shall not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case, in violation of Regulation U of the FRB; provided that the foregoing shall not restrict the repurchase of equity interests of the Borrower by the Borrower for the immediate retirement of such equity interests.

7.07 Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of the last day of any fiscal quarter to exceed 5.00:1.00 (such 5.00:1.00 Leverage Ratio, the “Required Threshold”); provided, however, that during an Acquisition Adjustment Period, the Required Threshold shall be increased to 5.50:1.00.

7.08 Anti-Corruption Laws. The Loan Parties will not, and not permit any of their Subsidiaries to, directly or, to the Loan Parties’ knowledge, indirectly, use the proceeds of any Credit Extension for any purpose that would violate Anti-Corruption Laws.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an “Event of Default” from and after the Closing Date:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any Facility Fee or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (with respect to the Borrower’s existence), 6.11, 7.01, 7.02 or 7.07 or clause (y) of Section 7.03(c); or

(c) Other Defaults. A Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days from the earlier of (i) written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Required Lenders) or (ii) a Responsible Officer of any Loan Party shall have knowledge of such failure; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or the Guarantors herein or in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Payment Cross-Default and Cross-Acceleration. (i) A Loan Party or any Subsidiary of a Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee of Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee of such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause the acceleration of the final stated maturity of such Indebtedness or require such Indebtedness to be prepaid prior to the stated maturity thereof; provided that this subclause (B) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (y) Indebtedness the maturity of which is accelerated by the voluntary delivery by the Borrower or its Subsidiaries of a notice of prepayment, redemption or similar, so long as such Indebtedness is paid when due or (z) any such failure that (A) is remedied by the Borrower or any applicable Subsidiary or (B) waived (including in the form of an amendment) by the requisite holders of the applicable item of Indebtedness, in either case, prior to acceleration of all the Loans pursuant to Section 8.02; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary of a Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary of a Loan Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. A Loan Party, any Subsidiary (other than any Immaterial Subsidiary) of a Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or a Loan Party, any Subsidiary (other than any Immaterial Subsidiary) of a Loan Party shall take any corporate action in furtherance of any of the foregoing; or

(g) Inability to Pay Debts; Attachment. (i) A Loan Party or any Subsidiary (other than any Immaterial Subsidiary) of a Loan Party admits in writing its inability to pay its debts generally as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against a Loan Party, any Subsidiary (other than any Immaterial Subsidiary) of a Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) the same shall remain undischarged or unsatisfied for a period of 60 consecutive days (or 90 consecutive days in the case of judgments rendered in foreign jurisdictions outside of the United States of America, any State thereof and the District of Columbia) during which execution shall not be effectively stayed; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party (including on account of an ERISA Affiliate of a Loan Party) under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, together with any liability related to other ERISA Events, in an aggregate amount in excess of the Threshold Amount or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as permitted hereunder or satisfaction in full of all the Obligations (other than contingent Obligations that survive termination of this Agreement), ceases to be in full force and effect; or a Loan Party contests in any manner the validity or enforceability of any Loan Document; or a Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document other than pursuant to the terms thereof; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.04(g) and Section 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of each L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied in the order set forth above.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuers hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (except with respect to Section 9.06). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or a L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of the Borrower (provided such consent shall not be unreasonably withheld or delayed and no such consent shall be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the prior written consent of the Borrower (provided such consent shall not be unreasonably withheld or delayed and no such consent shall be required if an Event of Default has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. As used in this Section 9.06, the terms “retiring” and “retired” shall include “removed”.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation or removal, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation or removal by Citibank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall, or another L/C Issuer may, issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.04(i) and (j), 2.10, and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.09 Release of Lien on Cash Collateral Upon Expiration of Letters of Credit. The Lenders irrevocably authorize the Administrative Agent to release its Lien on Cash Collateral (x) at such time as all Letters of Credit have expired, all Obligations have been paid in full, and the Aggregate Commitments have terminated or (y) pursuant to the last paragraph of Section 2.04(g).

9.10 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “joint lead arranger and joint book manager,” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement except in its capacity, as applicable, as the Administrative Agent, a Lender, or a L/C Issuer hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.11 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or L/C Issuer, or any Person who has received funds on behalf of a Lender or L/C Issuer (any such Lender, L/C Issuer or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.11 and held in trust for the benefit of the Administrative Agent, and such Lender or L/C Issuer shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, L/C Issuer or any Person who has received funds on behalf of a Lender or L/C Issuer (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or L/C Issuer, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or L/C Issuer shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.11(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.11(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or L/C Issuer hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or L/C Issuer under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or L/C Issuer under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)

(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitment) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitment of any Lender and such Commitment shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 9.11 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or L/C Issuer, to the rights and interests of such Lender or L/C Issuer, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X.
MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing, signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and a copy thereof is provided to the Administrative Agent, or signed by the Borrower and the applicable Loan Party and the Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d) change Section 2.07, Section 2.14, Section 8.03 or the definition of “Pro Rata Share” in a manner that would alter the pro rata sharing of payments, pro rata reduction of Commitments or the order of application of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section or the percentages contained in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(f) except as permitted under Section 10.20, release any Guarantor from liability under the Guaranty Agreement without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lenders in addition to the Lenders required above, affect the rights or duties of the Swing Line Lenders under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) a Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of a Defaulting Lender may not be increased or extended, nor the principal amount of any Loan or any interest thereon, or any other amounts payable hereunder, owed to such Defaulting Lender reduced or the date for payment thereof extended, without the consent of such Defaulting Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, and (z) any waiver, amendment or modification changing the voting rights of a Defaulting Lender shall require the consent of each Lender that is a Defaulting Lender at the time that such waiver, amendment or modification becomes effective.

If, in connection with any proposed change, waiver, consent, discharge or termination of or to any of the provisions of this Agreement as contemplated by this Section 10.01, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, to replace each such non-consenting Lender or Lenders with one or more (so long as all non-consenting Lenders are so replaced) persons pursuant to Section 10.14 so long as at the time of such replacement, each such new Lender consents to the proposed change, waiver, consent, discharge or termination. Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

Notwithstanding anything to the contrary herein, the Administrative Agent and the Borrower may amend any Loan Document to correct any obvious errors, mistakes, omissions, defects or inconsistencies of a technical or immaterial nature, and such amendment shall become effective without any further consent of any other party to such Loan Document other than the Administrative Agent and the Borrower.

10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, any L/C Issuer or any Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, and the L/C Issuers.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender, each L/C Issuer and each Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lenders. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender (as defined in Section 6.02) agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Investor” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Investor” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(d) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers, and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower except to the extent such losses, costs, expenses and liabilities are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES AND THE ARRANGER PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY OR ANY ARRANGER PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) or any Arranger or any of their respective Related Parties (collectively, the “Arranger Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or Arranger Party; provided, however, that in no event shall any Agent Party or Arranger Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

10.03 No Waiver; Cumulative Remedies; Enforcement.

(a) No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuers or the Swing Line Lenders from exercising the rights and remedies that inure to its benefit (solely in their respective capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of a single outside counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable and documented out-of-pocket fees, charges and disbursements of a single outside counsel for the Administrative Agent, the Lenders and the L/C Issuers, and in the case of actual or potential conflict of interest, separate counsel for Indemnitees to the extent needed to avoid such conflict, and one firm of local counsel, as applicable, in any relevant jurisdiction, and in the case of actual or potential conflict of interest, separate local counsel for Indemnitees to the extent needed to avoid such conflict), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary outside counsel for the Indemnitees and, in the case of actual or potential conflict of interest, separate counsel for Indemnitees to the extent needed to avoid such conflict), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability of the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence, willful misconduct or bad faith of such Indemnitee or any of its Related Parties or (B) except with respect to the Administrative Agent, each Arranger, each Documentation Agent, and each Syndication Agent, in each case in its capacity as such, a material breach by such Indemnitee or any of its Related Parties of its obligations under the Loan Documents; and provided further that no Indemnitee (other than the Administrative Agent, each Arranger, each Documentation Agent, and each Syndication Agent, in each case in its capacity as such) will have a right to indemnification for such losses, claims, damages, liabilities or expenses to the extent they result from disputes among the Lenders other than as a result of any act or omission by the Borrower or any of its Affiliates. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), each L/C Issuer or any Related Party of any of the foregoing (and without limiting the obligation of the Borrower to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the parties to this Agreement shall not assert, and hereby waive, any claim against any other party or Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof, provided that, nothing in this Section 10.04(d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages actually paid by such Indemnitee to a third party. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent caused by such Person’s or any of such Person’s Related Parties’ gross negligence, bad faith or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.04 shall be payable promptly after written demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and any Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (i) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lenders’ rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment; and

(D) the consent of each Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Subsidiaries or Affiliates or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. This Section 10.06(c) shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulations (or any other relevant or successor provisions of the Code or of such Treasury Regulations).

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the obligations of, Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the Code and the United States Treasury Regulations, including without limitation Treasury Regulations Section 5f.103-1(c) and proposed Treasury Regulation Section 1.163-5(b). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Certain Definitions. As used herein, the following terms have the following meanings:

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h) Electronic Execution of Assignments. An Assignment and Assumption may be signed electronically as provided in Section 10.19.

(i) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(c)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(j) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if (i) at any time Citibank assigns all of its Commitment and Loans pursuant to subsection (b) above, Citibank may, (A) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer, and/or (B) 30 days’ notice to the Borrower and the Lenders, resign as Swing Line Lender, (ii) at any time any other L/C Issuer assigns all of its Commitment and Loans pursuant to subsection (b) above, such L/C Issuer may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer, and (iii) at any time any other Swing Line Lender assigns all of its Commitment and Loans pursuant to subsection (b) above, such Swing Line Lender may, upon 30 days’ notice to the Borrower an Lender, resign a Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer or Swing Line Lender, as the case may be. If any L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)). If any Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.05(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender and the written acceptance by such successor of such appointment, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07 Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that (a) Information may be disclosed (i) to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority or self-regulatory authority; (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party to this Agreement; (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (vii) with the consent of the Borrower; (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis from a source other than the Borrower; (ix) to the National Association of Insurance Commissioners or any other similar organization exercising regulatory authority over a Lender; (x) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facility provided hereunder; or (xi) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement; and (b) subject to an agreement containing provisions substantially the same as those of this Section, Information other than the Projections (as hereinafter defined) may be disclosed to any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any swap or credit derivative, or other transaction, under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder. In addition, the Administrative Agent, the Lenders and the L/C Issuer may disclose the existence of this Agreement and general information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary of the Borrower, or any officer, director, employee, counsel, or agent of the Borrower or any of its Subsidiaries relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower. As used herein, “Projections” means all financial projections prepared by the Borrower and furnished to the Lenders in connection with this Agreement. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing in this Agreement prohibits any individual from communicating or disclosing information regarding suspected violations of law, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person; provided that such communication or disclosure shall only include any information to the extent required by such governmental, regulatory or self-regulatory authority or otherwise reasonably necessary for the individual to disclose the suspected violation.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates are authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender or such L/C Issuer hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender or such L/C Issuer shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender or any of its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Reserved.

10.11 Conflicts. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swing Line Lenders, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.14 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if the Borrower exercises its right to replace non-consenting Lenders pursuant to Section 10.01, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws;

(e) in the event that such Lender is a L/C Issuer and any one or more Letters of Credit issued by such L/C Issuer under this Agreement remain outstanding on such L/C Issuer’s Maturity Date, the Borrower shall cash collateralize such Letter of Credit upon terms reasonably satisfactory to such L/C Issuer to secure the Borrower’s obligations to reimburse for drawings under such Letters of Credit or make other arrangements reasonably satisfactory to such L/C Issuer with respect to such Letters of Credit including providing other credit support; and

(f) in the case of any assignment resulting from a Lender becoming a non-consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.15 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, the INTERNAL LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.16 Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, each Lender and each Arranger is and has been acting solely as a principal with respect to the financing contemplated hereby and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, any Lender or any Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any aspect of the financing contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Lender or Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, any Lender or any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the financing contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Lender or any Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lenders and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

10.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer”, the Beneficial Ownership Regulation, and anti-money laundering rules and regulations, including the PATRIOT Act.

10.19 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents, including any Assignment and Assumption, or in any amendment or other modification hereof or thereof (including waivers and consents) shall be deemed to include Electronic Signatures or Electronic Records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.20 Release of Guarantors. With respect to any Guarantor, so long as no Event of Default has occurred and is continuing under the Loan Documents (or would result from such release), (i) if all of the equity interests of a Guarantor that is owned by the Borrower or a Subsidiary is sold or otherwise transferred or disposed of in a transaction or transactions not prohibited by this Agreement to a Person that is not the Borrower or a Subsidiary or (ii) if a Guarantor is (or substantially contemporaneously with such release, will not be) no longer obligated under Indebtedness that gave rise to the need for, or request of, such Subsidiary to become a Guarantor, then, in each case, promptly following the Borrower’s written request, the Administrative Agent shall execute a release of such Guarantor from its Guaranty Agreement. In connection with any release pursuant to this Section 10.20, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 10.20 shall be without recourse to or warranty by the Administrative Agent.

10.21 Entire Agreement. This Agreement and the other Loan Documents represent the final agreement AMONG the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements AMONG the parties.

10.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.23 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.24 Amendment and Restatement. On the Closing Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety by this Agreement, and pursuant to the terms of this Agreement all commitments of the “Lenders” under the Existing Credit Agreement shall be automatically replaced by the Commitments of the Lenders hereunder, to the extent set forth herein. From and after the Closing Date, all references to the “Credit Agreement” contained in any Loan Document shall be deemed to refer to this Agreement. On the Closing Date, the Borrower shall pay all amounts then due and payable under the Existing Credit Agreement (which payment may be made from the proceeds of the initial Credit Extension hereunder). After giving effect to any payoffs occurring on the Closing Date, each Lender agrees that the amount payable to it under the Existing Credit Agreement on the Closing Date is zero.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Borrower:

ONEOK, INC.

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

Signature Page to

Second Amended and Restated Credit Agreement

CITIBANK, N.A.,
as Administrative Agent

By:	/s/ Maureen Maroney
	Name:	Maureen Maroney
	Title:	Vice President

Signature Page to

Second Amended and Restated Credit Agreement

CITIBANK, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Maureen Maroney
	Name:	Maureen Maroney
	Title:	Vice President

Signature Page to

Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Megan Baqui
	Name:	Megan Baqui
	Title:	Director

Signature Page to

Second Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as a Lender and L/C Issuer

By:	/s/ Joe Lattanzi
	Name:	Joe Lattanzi
	Title:	Managing Director

Signature Page to

Second Amended and Restated Credit Agreement

BARCLAYS BANK PLC,
as a Lender and L/C Issuer

By:	/s/ Sydney G. Dennis
	Name:	Sydney G. Dennis
	Title:	Director

Signature Page to

Second Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A.
as a Lender and L/C Issuer

By:	/s/ Kyle Gruen
	Name:	Kyle Gruen
	Title:	Authorized Officer

Signature Page to

Second Amended and Restated Credit Agreement

MIZUHO BANK, LTD.,
as a Lender and L/C Issuer

By:	/s/ Edward Sacks
	Name:	Edward Sacks
	Title:	Managing Director

Signature Page to

Second Amended and Restated Credit Agreement

MUFG BANK, LTD.,
as a Lender and L/C Issuer

By:	/s/ Anastasiya Bykov
	Name:	Anastasiya Bykov
	Title:	Authorized Signatory

Signature Page to

Second Amended and Restated Credit Agreement

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as a Lender and L/C Issuer

By:	/s/ Jonathan Schwartz
	Name:	Jonathan Schwartz
	Title:	Authorized Signatory

Signature Page to

Second Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Lender and L/C Issuer

By:	/s/ Nathan Starr
	Name:	Nathan Starr
	Title:	Managing Director

Signature Page to

Second Amended and Restated Credit Agreement

CANADIAN IMPERIAL BANK OF COMMERCE,
NEW YORK BRANCH,
as a Lender

By:	/s/ Scott W. Danvers
	Name:	Scott W. Danvers
	Title:	Authorized Signatory

By:	/s/ Donovan C. Broussard
	Name:	Donovan C. Broussard
	Title:	Authorized Signatory

Signature Page to

Second Amended and Restated Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Marko Lukin
	Name:	Marko Lukin
	Title:	Vice President

By:	/s/ Allison Lugo
	Name:	Allison Lugo
	Title:	Vice President

Signature Page to

Second Amended and Restated Credit Agreement

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Andrew Vernon
	Name:	Andrew Vernon
	Title:	Authorized Signatory

Signature Page to

Second Amended and Restated Credit Agreement

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

Signature Page to

Second Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Robert Downey
	Name:	Robert Downey
	Title:	Vice President

Signature Page to

Second Amended and Restated Credit Agreement

REGIONS BANK,
as a Lender

By:	/s/ Adam Kruithof
	Name:	Adam Kruithof
	Title:	Director

Signature Page to

Second Amended and Restated Credit Agreement

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Cameron Johnson
	Name:	Cameron Johnson
	Title:	Authorized Signatory

Signature Page to

Second Amended and Restated Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Alkesh Nanavaty
	Name:	Alkesh Nanavaty
	Title:	Executive Director

Signature Page to

Second Amended and Restated Credit Agreement

TRUIST BANK,
as a Lender

By:	/s/ Lincoln LaCour
	Name:	Lincoln LaCour
	Title:	Director

Signature Page to

Second Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Beth Johnson
	Name:	Beth Johnson
	Title:	Senior Vice President

Signature Page to

Second Amended and Restated Credit Agreement

BOKF NA, DBA BANK OF OKLAHOMA,
as a Lender

By:	/s/ Jeffrey Hall
	Name:	Jeffrey Hall
	Title:	Senior Vice President

Signature Page to
Second Amended and Restated Credit Agreement